Exhibit 99.1

Bolt Biotherapeutics Reports First Quarter 2021 Financial Results and Provides Business Highlights

– Strong cash position of $302.9 million as of March 31, 2021 expected to deliver key value-creating milestones and fund operations into 2023 –

– Upsized IPO in February 2021 raised $264.5 million in gross proceeds –

– Lead program, BDC-1001, Phase 1/2 trial advancing on track with trial and data update expected in 2H21 –

REDWOOD CITY, CA, May 13, 2021 – Bolt Biotherapeutics, Inc. (NASDAQ: BOLT) a clinical-stage biotechnology company pioneering a new class of immuno-oncology agents that combine the targeting precision of antibodies with the power of both the innate and adaptive immune systems, today reported financial results for the first quarter ended March 31, 2021 and provided an update on recent business highlights.

“Our successful IPO in the first quarter of 2021 places us in a position of strength to deliver on value-creating milestones in 2021 and 2022. We continue to advance our Phase 1/2 trial for our lead candidate, BDC-1001, for the treatment of patients with HER2-expressing solid tumors. We look forward to completing the monotherapy dose escalation and initiating the monotherapy Phase 2 dose expansion cohorts as well as the evaluation of combining BDC-1001 with an anti-PD-1 antibody later in 2021,” said Randall C. Schatzman, Ph.D., Chief Executive Officer of Bolt. “Beyond BDC-1001, we continue to advance our pipeline and are on track to initiate clinical trials for CEA-targeted ISAC BDC-2034 in 2022 and we expect to designate our third clinical candidate later this year.”

Recent Business Highlights and Anticipated Milestones

•

Cash, cash equivalents, and marketable securities were $302.9 million as of March 31, 2021, which is expected to fund operations into 2023 – Bolt is well positioned to continue to drive growth across the company and advance the pipeline through key milestones, with cash to fund operations into 2023.

•

Completed upsized Initial Public Offering in February 2021 – In February 2021, Bolt completed its Initial Public Offering (IPO) of 13,225,000 shares of common stock, inclusive of the full exercise by the underwriters of their option to purchase 1,725,000 shares, at a public offering price of $20.00 per share. Gross proceeds from the IPO were approximately $264.5 million and net proceeds from the offering, after deducting underwriting discounts, commissions and offering expenses, were approximately $242.0 million.

•

Presented on the HER2-targeting Boltbody™ ISAC BDC-1001 in the “New Drugs on the Horizon” symposium and in a trial-in-progress poster in April at the American Association for Cancer Research (AACR) Virtual Annual Meeting

•

At AACR’s New Drugs on the Horizon symposium, Bolt’s Chief Scientific Officer David Dornan, Ph.D. presented key data-driven decisions made during the development of Bolt’s lead program, BDC-1001, a novel HER2-targeting ISAC. Dr. Dornan’s presentation included a discussion of immunosuppression mediated by various cells in the tumor microenvironment (TME), as well as the tumor-supportive nature of antigen presenting cells (APCs) in the TME in preclinical models. Reawakening these immunosuppressed APCs can result in a productive and durable anti-tumor immune response, as evidenced by BDC-1001 achieving complete tumor regression in preclinical tumor models.

•

A Trial in Progress poster was also presented at AACR by Manish R. Sharma, M.D. of START Midwest, a principal investigator in Bolt’s ongoing BDC-1001 Phase 1/2 trial. The poster detailed the design of the four-part study evaluating BDC-1001 administered intravenously with or without an immune checkpoint inhibitor targeting PD-1 in up to 390 patients with HER2-expressing or HER2-amplified advanced or metastatic solid tumors. The dose escalation parts will evaluate sequential doses of BDC-1001 as a monotherapy or in combination with a PD-1 checkpoint inhibitor in a 3+3 design, with the ability to backfill up to a total of 15 patients in each dose cohort. The dose expansion parts will evaluate the recommended Phase 2 dose as monotherapy or in combination with a PD-1 checkpoint inhibitor in four cohorts of patients. Bolt expects to provide a further update on the trial sometime in the second half of 2021.

Upcoming Events

•

At the 2021 American Society of Clinical Oncology (ASCO) Annual Meeting, Manish R. Sharma, M.D. of START Midwest, a principal investigator in Bolt’s ongoing BDC-1001 Phase 1/2 trial will present a poster entitled “Preliminary results from a Phase 1/2 study of BDC-1001, a novel HER2 targeting TLR7/8 immune-stimulating antibody conjugate (ISAC), in patients (pts) with advanced HER2-expressing solid tumors.” This poster will provide more details on the initial 20 patients treated with BDC-1001, as of the initial data cutoff date of January 29, 2021.

First Quarter 2021 Financial Results

Cash Position – Cash, cash equivalents, and marketable securities were $302.9 million as of March 31, 2021, compared to $22.8 million as of December 31, 2020. Bolt expects its cash balance to fund operations into 2023.

Research and Development (R&D) Expenses – R&D expenses were $14.1 million for the quarter ended March 31, 2021, compared to $6.8 million for the same quarter in 2020. The increase in R&D spending in the comparative periods was due primarily to increased manufacturing of BDC-1001 and BDC-2034 (CEA-targeting Boltbody ISAC program), increased personnel-related expenses due to additional hiring and increased facility-related expenses and outside services.

General and Administrative (G&A) Expenses – G&A expenses were $4.3 million for the quarter ended March 31, 2021, compared to $2.1 million for the same quarter in 2020. The increase in G&A spending in the comparative periods was due primarily to increased personnel-related expenses due to additional hiring and increased accounting and legal fees associated with the Company’s Initial Public Offering which was completed in February 2021.

Loss from Operations – Loss from operations was $24.5 million for the quarter ended March 31, 2021 compared to $8.6 million for the same quarter in 2020.

About Bolt Biotherapeutics, Inc.

Bolt Biotherapeutics, Inc. is a clinical-stage biotechnology company pioneering a new class of immuno-oncology agents that combine the targeting precision of antibodies with the power of both the innate and adaptive immune systems. Bolt’s proprietary Boltbody™ Immune-stimulating Antibody Conjugates (ISACs) are designed to target tumor cells for elimination by myeloid cells, which then activates the myeloid cells to recruit the adaptive immune system in the anti-tumor response. This leads to the conversion of immunologically “cold” tumors to “hot” tumors. Bolt’s lead candidate, BDC-1001, is a Boltbody ISAC comprised of a HER2-targeting biosimilar of trastuzumab conjugated with a non-cleavable linker to one of Bolt’s proprietary TLR7/8 agonists for the treatment of patients with HER2-expressing solid tumors. Bolt is also advancing BDC-2034, a Boltbody ISAC targeting CEA, and a pipeline of other immuno-oncology products.

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding our clinical trials, the achievement of certain milestones in 2021 and 2022, the timing of enrollment for our Phase 1/2 trial for BDC-1001 for the treatment of patients with HER2-expressing solid tumors, the timing of our Phase 2 dose expansion part and the combination with an anti-PD-1 antibody part, the initiation of our monotherapy Phase 2 dose expansion cohorts, the timing of designating additional clinical candidates, the timing that Boltbody ISAC BDC-2034 will enter clinical trials, our ability to fund our clinical programs and the sufficiency of our cash, cash equivalents, and marketable securities to fund operations into 2023, our future results of operations, financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the potential product candidates that we develop may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; such product candidates may not be beneficial to patients or become commercialized. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the three months ended March 31, 2021. These filings, when available, are available on the investor relations section of our website at investors.boltbio.com and on the SEC’s website at www.sec.gov.

BOLT BIOTHERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Collaboration revenue	$—	$164
Operating expenses:
Research and development	14,127	6,787
General and administrative	4,299	2,122
Total operating expense	18,426	8,909
Loss from operations	(18,426)	(8,745)
Other income (expense), net
Interest income, net	56	112
Change in fair value of preferred stock right liability	(6,084)	—
Total other income (expense), net	(6,028)	112
Net loss	(24,454)	(8,633)
Net unrealized loss on marketable securities	(64)	(10)
Comprehensive loss	$(24,518)	$(8,643)
Net loss per share, basic and diluted	$(1.14)	$(4.16)
Weighted-average shares outstanding, basic and diluted	21,498,306	2,077,365

BOLT BIOTHERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(Unaudited, in thousands)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$95,481	$5,542
Short-term investments	171,188	17,296
Prepaid expenses and other current assets	4,541	2,523
Total current assets	271,210	25,361
Property and equipment, net	3,910	4,083
Operating lease right-of-use assets	11,478	12,267
Finance lease right-of-use assets	30	34
Restricted cash	1,565	1,565
Deferred offering costs	—	2,357
Long-term investments	36,236	—
Other assets	208	875
Total assets	$324,637	$46,542
Liabilities, convertible preferred stock, and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$2,888	$1,598
Accrued expenses and other current liabilities	5,994	6,663
Deferred revenue	1,502	1,502
Operating lease liabilities	1,628	1,501
Total current liabilities	12,012	11,264
Operating lease liabilities, net of current portion	9,056	9,376
Convertible preferred stock purchase right liability, non-current	—	25,224
Other long-term liabilities	321	329
Total liabilities	21,389	46,193
Commitments and contingencies
Convertible preferred stock	—	105,296
Stockholders' equity (deficit):
Common stock	—	—
Additional paid-in capital	436,165	3,452
Accumulated other comprehensive income	(64)	—
Accumulated deficit	(132,853)	(108,399)
Total stockholders' equity (deficit):	303,248	(104,947)
Total liabilities, convertible preferred stock, and stockholders' equity (deficit)	$324,637	$46,542

BOLT BIOTHERAPEUTICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,454)	$(8,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	272	101
Stock-based compensation expense	2,109	225
Accretion of premium/discount on marketable securities	335	(23)
Unrealized loss on marketable securities, net	(64)	(10)
Change in fair value of convertible preferred stock purchase rights liabilities	6,084	—
Non-cash lease expense	530	426
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,351)	33
Accounts payable and accrued expenses	(88)	(540)
Operating lease liabilities	66	(1,223)
Deferred revenue	—	(2)
Other long-term liabilities	2	8
Net cash used in operating activities	(16,559)	(9,638)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(58)	(373)
Purchases of marketable securities	(198,069)	(13,235)
Maturities of marketable securities	7,606	—
Net cash used in investing activities	(190,521)	(13,608)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock, net of issuance cost	51,902	—
Proceeds from initial public offering, net of issuance cost	244,988	—
Proceeds from issuance of common stock	129	34
Net cash provided by financing activities	297,019	34
Net increase (decrease) in cash	89,939	(23,212)
Cash, cash equivalents and restricted cash at beginning of year	7,107	35,410
Cash, cash equivalents and restricted cash at end of period	$97,046	$12,198
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$95,481	$11,614
Restricted cash	1,565	584
Total cash, cash equivalents and restricted cash	$97,046	$12,198
Supplemental schedule of non-cash investing and financing activities:
Vesting of early exercised options	$10	$5
Purchases of property and equipment included in accounts payable and accrued liabilities	$37	$17
Deferred offering costs in accounts payable and accrued liabilities	$672	$—
Right of use assets obtained in exchange for operating lease obligations	$—	$254

Media Contacts:

Maggie Beller or David Schull

Russo Partners, LLC

646-942-5631

maggie.beller@russopartnersllc.com

david.schull@russopartnersllc.com

Investor Relations Contact:

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

sarah.mccabe@sternir.com